1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Reports First-Quarter 2008 Results

HIGHLIGHTS

▪
First-quarter 2008 net income of $32.0 million, $0.46 per fully diluted share, compared with a net loss of $14.9 million, $0.53 per share, in the first quarter of 2007.  First quarter 2008 results included a mark-to-market unrealized loss of $41.6 million, $0.49 per fully diluted share, on open oil and gas derivative contracts.

▪
First-quarter 2008 production averaged 294 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan, compared with first-quarter 2007 average production of 70 MMcfe/d and 295 MMcfe/d in the fourth quarter of 2007.

▪	Continued positive results from the Flatrock field at South Marsh Island Block 212 in the OCS 310/Louisiana State Lease 340 area indicate a major discovery:
o	Flatrock No. 1 discovery well commenced production on January 28, 2008. Gross production currently approximates 50 MMcfe/d, 12 MMcfe/d net to McMoRan.
o
Flatrock No.  2 encountered 8 pay sands totaling 289 net feet of pay confirmed by wireline logs in January 2008.  Successful production test in April 2008 at a gross rate of 114 MMcfe/d, 21 MMcfe/d net to McMoRan.  First production expected in mid-2008.

o
Flatrock No.  3 encountered 3 pay sands totaling 126 net feet of pay confirmed by wireline logs in February 2008.  The well has been sidetracked to 17,100 feet and has a proposed total depth of 18,800 feet.

o	Flatrock No. 4 well commenced drilling on April 9, 2008 and is currently drilling below 3,500 feet to proposed total depth of 18,500 feet.
o	Additional wells are being planned in the Flatrock area.
▪	Mound Point East exploratory well on Louisiana State Lease 340 commenced drilling on March 31, 2008. Currently drilling below 7,800 feet to a proposed total depth of 18,050 feet.
▪	The ultra-deep exploratory well at South Timbalier Block 168 was re-entered on March 18, 2008 and is currently drilling below 30,145 feet to evaluate potentially significant Miocene targets.
▪	First-quarter 2008 operating cash flows totaled $172.8 million. Credit facility borrowings were reduced by $111 million during the first quarter of 2008 and totaled $163 million at March 31, 2008.
▪
Completed privately negotiated transactions to induce conversion of approximately $32 million, including $7 million in April 2008, of 6% convertible senior notes into approximately 2.2 million shares of common stock.

▪
Basic shares outstanding approximate 55.6 million and approximately 85.5 million shares assuming conversion of McMoRan’s mandatory convertible preferred stock, outstanding convertible notes and warrants.

▪
Average daily production for 2008 expected to approximate 285 MMcfe/d net to McMoRan, including 285 MMcfe/d in second quarter of 2008.  Potential to increase production with further success at Flatrock and other exploration prospects.

▪	Continuing active drilling program on 150,000 gross acreage position on OCS 310/Louisiana State Lease 340 area, including additional wells at Flatrock in 2008.
▪	Capital expenditures for 2008 estimated to approximate $250 million.

NEW ORLEANS, LA, April 17, 2008 – McMoRan Exploration Co. (NYSE: MMR) today reported net income applicable to common stock of $32.0 million, $0.46 per fully diluted share, for the first quarter of 2008 compared with a net loss applicable to common stock of $14.9 million, $0.53 per share, for the first quarter of 2007.  McMoRan's net income from its continuing operations for the first quarter of 2008 totaled $37.2 million, including a loss of $41.6 million, $0.49 per fully diluted share, for non cash mark-to-market charges on McMoRan’s open oil and gas derivative contracts.  During the first quarter of 2007, McMoRan’s net loss from continuing operations totaled $16.8 million, including $9.8 million of exploration expense and $2.7 million of start-up costs associated with the Main Pass Energy Hub™ (MPEH™).

SUMMARY FINANCIAL TABLE*

	First Quarter
	2008		2007
	(In Thousands, Except Per
	Share Amounts)
Revenues	$ 295,476		$ 51,697
Operating income (loss)	55,825	(a)	(11,923)
Operating cash flow	172,816		8,478
Net income (loss) from continuing operations	37,231	(a)	(16,829)
Net income (loss) from discontinued operations	(856)		2,331
Net income (loss) applicable to common stock(b)	32,009	(a)	(14,903)
Diluted net income (loss) per share:
Continuing operations	$0.47	(a)	$(0.61)
Discontinued operations	(0.01)		0.08
Applicable to common stock(b)	0.46	(a)	(0.53)
Diluted average common shares outstanding(c)	85,154	(d)	28,358

a.
Includes McMoRan’s loss on its oil and gas derivative contracts totaling $45.2 million, $0.53 per share, reflecting $41.6 million, $0.49 per share, of mark-to-market accounting adjustments on open contracts and $3.6 million, $0.04 per share, in losses realized on settled contracts during the first quarter of 2008.

b.	After preferred dividends.
c.	See Note c on page I.
d.
Assumes full conversion of McMoRan’s 6% Convertible Senior Notes, 5¼% Convertible Senior Notes, 6.75% Mandatory Convertible Preferred Stock, and the dilutive effect of outstanding stock options and warrants into 31.2 million shares.

*
If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s first-quarter 2008 Form 10-Q, the related costs incurred through March 31, 2008 would be charged to exploration expense in the first quarter 2008 financial statements.  McMoRan’s investment in its five in-progress or unevaluated wells totaled $70.6 million at March 31, 2008.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “Our first quarter 2008 results reflect strong performance from our producing properties and continued positive drilling results in the Flatrock field.  Strong cash flows are enabling us to invest aggressively in our future growth, including commencing drilling at the potentially significant ultra-deep South Timbalier Block 168 No. 1 well, and to strengthen our balance sheet through debt reductions.  We are pleased with the results of our deep drilling activities and look forward to advancing this program to build values for shareholders.  The theme of our annual report ‘Preparation Meets Opportunity’ reflects our view that we are well-positioned to take advantage of our lease position and significant inventory of high potential prospects.”

EXPLORATION ACTIVITIES
Since 2004, McMoRan has participated in 17 discoveries on 32 prospects drilled and evaluated, including the Flatrock discovery in the third quarter of 2007.  Five additional prospects are either in progress or not fully evaluated.

Following the initial discovery at Flatrock on South Marsh Island Block 212 in the OCS 310/Louisiana State Lease 340 area in approximately 10 feet of water, McMoRan continues to pursue opportunities in the area aggressively.  Recent results include the commencement of production at Flatrock No. 1 (location “A”) on January 28, 2008, successful delineation wells at Flatrock No. 2 and No. 3 (location “B” and “D”) and a production test of the Flatrock No. 2 well at a gross rate of 114 MMcfe/d.  Production can be brought on line quickly using the Tiger Shoal facilities in the immediate area.

The Flatrock No. 3 well, which is targeting additional Operc sands below 17,100 feet, has been sidetracked to 17,100 feet.  The well has a proposed total depth of 18,800 feet.  The Flatrock No. 4 well (location “C”) commenced drilling on April 9, 2008 at a location 2,750 feet north of the Flatrock No. 1 well and 3,200 feet south-southeast of the Flatrock No. 2 well and is drilling below 3,500 feet to a proposed total depth of 18,500 targeting Rob-L and Operc sands seen in the area.

Following is a status report on activities in the Flatrock area:

Flatrock Wells	Total Pay I ntervals	Net Feet of Pay(1)	Status
No. 1 – “A” location Discovery Well	8	260	Gross production currently approximates 50 MMcfe/d,~12 MMcfe/d net to McMoRan
No. 2 – “B” location Delineation Well	8	289	Tested 103 MMcf/d and 1,890 bbls/d gross, 21.4 MMcfe/d net: first production expected mid-2008
No. 3 – “D” location Delineation Well	3	126	Spud November 6, 2007: drilled to 17,100’ with a proposed total depth of 18,800'
No. 4 – “C” location Development Well	n/a	n/a	Spud April 9, 2008: drilling below 3,500’ with a proposed total depth of 18,500’

(1)	Confirmed with wireline logs.

McMoRan controls approximately 150,000 gross acres in the Tiger Shoal/Mound Point area (OCS 310/Louisiana State Lease 340) and has multiple additional exploration opportunities with significant potential on this large acreage position.  McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest in Flatrock.

The Mound Point East exploratory well on Louisiana State Lease 340 commenced drilling on March 31, 2008 and is drilling below 7,800 feet.  The well has a proposed total depth of 18,050 feet and will target Operc sands in the middle-Miocene.  Mound Point East is located in less than 10 feet of water approximately 10 miles east of the Flatrock field.  McMoRan is targeting deep geologic features in the Mound Point area similar to those discovered in the Flatrock field.  McMoRan holds a 32.5 percent working interest and a 23.2 percent net revenue interest in the well.  Plains Exploration & Production Company (NYSE: PXP) holds a 43.4 percent working interest.  McMoRan’s investment in Mound Point East totaled $2.2 million at March 31, 2008.

McMoRan re-entered the South Timbalier Block 168 No. 1 wellbore, formerly known as the Blackbeard West No. 1 ultra-deep exploratory well, on March 18, 2008.  The Rowan Gorilla IV rig has drilled through cement plugs set by the previous operator.  This well is currently being deepened below 30,145 feet to a proposed total depth of 31,267 feet to evaluate potentially significant Miocene targets.  McMoRan operates the well and owns a 32.3 percent working interest.  McMoRan’s partners, Plains Exploration & Production Company and Energy XXI (NASDAQ: EXXI), hold a 35 percent working interest and 20 percent working interest, respectively.  McMoRan’s investment in South Timbalier Block 168 No. 1 well totaled $0.5 million at March 31, 2008.

Subject to certain preferential rights held by third parties, McMoRan has also agreed to assign a proportional share of its interest in approximately 425,000 gross acres associated with the ultra-deep trend to PXP and EXXI.  In addition to their working interest share of well costs, PXP and EXXI will pay up to $9.7 million and $5.5 million, respectively, for the right to participate in the re-entry of the South Timbalier Block 168 No. 1 well and in the assigned acreage.  The Blackbeard West No. 1 well, located in 70 feet of water, was drilled to 30,067 feet by the original operator and its partners but was temporarily abandoned in August 2006 prior to reaching the objective depth.

McMoRan currently has rights to approximately 1.5 million gross acres and is developing plans to participate in the drilling of additional exploratory wells in 2008, including the Tom Sauk and Gladstone prospects on Louisiana State Lease 340, which lie below the significant historical shallow production at Mound Point.

McMoRan was high bidder on seven leases for a total of $1.2 million at the March 2008 Minerals Management Service Outer Continental Shelf Sale 206 for leases in the Central Gulf of Mexico.  The leases are South Marsh Island Blocks 21 and 125, Eugene Island Blocks 134 and 155, and Ship Shoal Blocks 212, 184 and 192.

PRODUCTION AND DEVELOPMENT ACTIVITIES
First-quarter 2008 production averaged 294 MMcfe/d net to McMoRan, compared with 70 MMcfe/d in the first quarter of 2007.  First-quarter 2008 average production was higher than our previously reported estimate on January 18, 2008 of 270 MMcfe/d because of stronger performance from the properties acquired in August 2007 and from the Flatrock No. 1 well.  First production is expected to commence at the Flatrock No. 2 and Cottonwood Point wells in mid-2008.  Average daily production for 2008 is expected to approximate 285 MMcfe/day net to McMoRan, including 285 MMcfe/day in the second quarter of 2008.  Production estimates for 2008 have increased from previous estimates because of improved performance in the first quarter and recent drilling success in the Flatrock field.  Additional success at Flatrock and other exploration prospects could increase future production further.

REVENUES
McMoRan’s first-quarter 2008 oil and gas revenues totaled $291.9 million, compared to $51.4 million during the first quarter of 2007.  During the first quarter of 2008, McMoRan’s sales volumes totaled 17.9 Bcf of gas, 1.1 million barrels of oil and condensate and 2.5 Bcfe of plant products, compared to 3.9 Bcf of gas, 344,400 barrels of oil and condensate and 0.4 Bcfe of plant products in the first quarter of 2007.   McMoRan’s first-quarter comparable average realizations for gas were $9.06 per thousand cubic feet (Mcf) in 2008 and $7.59 per Mcf in 2007; for oil and condensate McMoRan received an average of $97.40 per barrel in first-quarter 2008 compared to $54.24 per barrel in first-quarter 2007.

FINANCING TRANSACTIONS
Since the beginning of 2008, McMoRan has privately negotiated transactions to induce conversion of $32 million, including $7 million in April 2008, of its 6% Convertible Senior Notes due July 2, 2008 into approximately 2.2 million shares of its common stock based on the $14.25 conversion price for the convertible notes.  McMoRan paid an aggregate $0.8 million in the transactions, which will be reflected as non operating expense in McMoRan’s statement of operations ($0.7 million was recorded in the first quarter of 2008).  After giving effect to these conversions, the remaining principal amount outstanding on McMoRan’s 6% Convertible Senior Notes approximates $69 million and its common shares outstanding total approximately 55.6 million shares.  Assuming conversion of McMoRan’s outstanding mandatory convertible preferred stock, convertible notes and warrants, McMoRan would have approximately 85.5 million shares outstanding.

CASH FLOWS, CAPITAL EXPENDITURES AND REVOLVER BORROWINGS

First-quarter 2008 operating cash flows totaled $172.8 million, including $28.7 million in working capital uses.  Capital expenditures totaled $51.4 million for the first quarter of 2008.  Capital expenditures for 2008 are expected to approximate $250 million, including approximately $90 million in exploration associated with Flatrock and other opportunities and $160 million in development costs.  Capital spending may change as additional opportunities become available and to fund additional development capital expenditures on successful wells.

On March 31, 2008, McMoRan had unrestricted cash and cash equivalents of $6.4 million and $163 million in borrowings under its revolving bank credit facility, a reduction of $111 million from December 31, 2007.  On March 31, 2008, availability under McMoRan’s revolving bank credit facility was $317 million, after taking into account borrowings and $100 million in letters of credit for abandonment obligations associated with the acquired properties.

DERIVATIVE CONTRACTS
In connection with McMoRan’s oil and gas property acquisition in 2007 McMoRan entered into derivative contracts to hedge a portion of its production during 2008 - 2010 for the periods covering January-June and November-December through a combination of swaps and puts.  Following is a schedule of open swap positions:

	Natural Gas Positions (million MMbtu)		Oil Position (thousand bbls)
	Annual	Average	Annual	Average
	Volumes	Swap Price	Volumes	Swap Price
2008	8.8	$ 8.68	379	$ 73.29
2009	7.3	$ 8.97	322	$ 71.82
2010	2.6	$ 8.63	118	$ 70.89

These derivative contracts have not been designated as hedges for accounting purposes.  Accordingly, our derivative contracts are subject to mark-to-market fair value adjustments and unrealized gains and losses are recognized immediately in our operating results.  McMoRan’s first-quarter 2008 results included a realized cash loss of $3.6 million and an unrealized loss of $41.6 million for mark-to-market accounting adjustments associated with open derivative contracts based on changes in their respective fair market values through March 31, 2008.  McMoRan’s fair value net liability after mark-to-market adjustments was $42.2 million at March 31, 2008.  We may consider future opportunities to hedge other portions of our production.

MAIN PASS ENERGY HUB™ UPDATE
McMoRan is continuing discussions with potential energy suppliers to develop commercial arrangements for the MPEH™ facilities.  As previously reported, MARAD approved McMoRan’s license application for its MPEH™ project in January 2007.

The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers.  The MPEH™ facility, as approved, is expected to be capable of storing 28 Bcf of gas in underground storage caverns, producing natural gas liquids and regasifying LNG at a peak rate of 1.6 Bcf per day.

Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of a multifaceted energy facility at the MEPH™, including the potential development of a facility to receive and process liquefied natural gas and store and distribute natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

 -----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration and development costs; and the potential Main Pass Energy HubTM Project. Accuracy of these forward-looking statements depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.  Important factors that might cause future results to differ from these forward-looking statements include: adverse conditions such as high temperature and pressure that could lead to mechanical failures or increased costs; variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; as well as other general exploration and development risks and hazards.  These and other factors are more fully described in McMoRan’s 2007 Annual Report on Form 10-K on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com.  A conference call with securities analysts about the first-quarter 2008 results is scheduled for today at 10:00 AM Eastern Time.  The conference call will be broadcast on the Internet.  Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”.   A replay of the call will be available through Friday, May 9, 2008.

#     #     #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended March 31,
	2008 [a]	2007
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil & natural gas	$291,946	$51,375
Service	3,530	322
Total revenues	295,476	51,697
Costs and expenses:
Production and delivery costs	55,646	17,728
Depletion, depreciation and amortization	121,332	27,035
Exploration expenses	6,813	9,755
Loss on oil and gas derivative contracts [b]	45,231	-
General and administrative expenses	9,012	6,397
Start-up costs for Main Pass Energy Hub™	1,617	2,705
Total costs and expenses	239,651	63,620
Operating income (loss)	55,825	(11,923)
Interest expense	(17,111)	(5,654)
Other income (expense), net	(627)	748
Income (loss) from continuing operations before income taxes	38,087	(16,829)
Provision for income taxes	(856)	-
Income (loss) from continuing operations	37,231	(16,829)
Income (loss) from discontinued operations	(856)	2,331
Net income (loss)	36,375	(14,498)
Preferred dividends and amortization of convertible preferred stock
issuance costs	(4,366)	(405)
Net income (loss) applicable to common stock	$32,009	$(14,903)

Basic net income (loss) per share of common stock:
Continuing operations	$ 0.61	$ (0.61)
Discontinued operations	(0.02)	0.08
Net income (loss) per share of common stock	$ 0.59	$ (0.53)

Diluted net income (loss) per share of common stock:
Continuing operations	$ 0.47	$ (0.61)
Discontinued operations	(0.01)	0.08
Net income (loss) per share of common stock	$ 0.46	$ (0.53)

Average shares outstanding:
Basic	53,956 [c]	28,358
Diluted	85,154 [d]	28,358

a.
Selected amounts associated with the properties acquired in August 2007 include $216.9 million of revenues, $34.5 million of production and delivery costs and $91.8 million of depreciation, depletion and amortization.

b.
Primarily represents the mark-to-market adjustment to record oil and gas derivative contracts at their period end fair value.  Also includes $3.6 million of realized losses resulting from the settlement of contracts in the first quarter of 2008.

c.
Amount includes the issuance of 6.2 million shares of common stock associated with conversion of the remaining shares of McMoRan’s 5% convertible preferred stock, 16.9 million shares of common stock sold in November 2007 equity offering, 1.7 million shares of common stock associated with the conversion of a portion of McMoRan’s 6% convertible senior notes and the exercise of stock warrants for 1.74 million shares in mid December 2007.

d.
The approximate 31.2 million share increase from basic shares outstanding reflects the assumed conversion of McMoRan’s 6¾% mandatorily convertible preferred stock (17.4 million shares) and convertible senior notes (12.3 million shares), together with the effect of the assumed exercise of stock options and stock warrants whose exercise prices were less than McMoRan’s average stock price for the period (1.5 million shares).

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended
	March 31,
	2008 [a]	2007
Sales volumes:
Gas (thousand cubic feet, or Mcf)	17,875,400	3,849,100
Oil (barrels)	1,089,100	344,400
Plant products (per Mcf equivalent) [b]	2,486,300	435,500
Average realizations:
Gas (per Mcf)	$ 9.06	$ 7.59
Oil (per barrel)	97.40	54.24

a.
Sales volumes associated with the properties acquired in August 2007 totaled approximately 13.2 billion cubic feet (Bcf) of natural gas, 776,300 barrels of oil and condensate and 2.1 Bcf equivalent of plant products for the three months ended March 31, 2008.

b.	Results include approximately $23.9 million and $3.4 million of revenues associated with plant products (ethane, propane, butane, etc.) during the first quarters of 2008 and 2007, respectively.

II

McMoRan EXPLORATION  CO.
CONDENSED BALANCE SHEETS (Unaudited)

	March 31,		December 31,
	2008		2007
	(In Thousands)
ASSETS
Cash and cash equivalents	$6,379		$4,830
Accounts receivable	154,675		128,690
Inventories	9,773		11,507
Prepaid expenses	5,861		14,331
Fair value of oil and gas derivative contracts	87		16,623
Current assets from discontinued operations, including restricted cash
of $0.5 million	3,097		3,029
Total current assets	179,872		179,010
Property, plant and equipment, net	1,441,544	[a]	1,503,359
Sulphur business assets, net	345		349
Restricted investments and cash	10,818		7,036
Fair value of oil and gas derivative contracts	961		4,317
Deferred financing costs	20,189		21,217
Total assets	$1,653,729		$1,715,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$74,003		$97,821
Accrued liabilities	77,531		68,292
6% convertible senior notes	76,363	[b]	100,870
Other short term borrowings	2,666		10,665
Accrued interest and dividends payable	21,150		13,055
Current portion of accrued oil and gas reclamation costs	72,453		80,839
Current portion of sulphur reclamation costs	11,131		12,145
Fair value of oil and gas derivative contracts	33,751		14,001
Accrued income taxes	856		-
Current liabilities from discontinued operations	2,211		2,624
Total current liabilities	372,115		400,312
Senior secured revolving credit facility	163,000		274,000
5¼% convertible senior notes	115,000		115,000
11.875% senior notes	300,000		300,000
Accrued oil and gas reclamation costs	231,621		213,898
Accrued sulphur reclamation costs	9,327		9,155
Contractual postretirement obligation	5,651		6,216
Fair value of oil and gas derivative contracts	9,464		7,516
Other long-term liabilities	16,891		16,962
Total liabilities	1,223,069		1,343,059
Stockholders' equity	430,660		372,229
Total liabilities and stockholders' equity	$1,653,729		$1,715,288

a.	Includes a total of $70.6 million of exploratory drilling and related costs associated with five unevaluated wells at March 31, 2008.
b.
McMoRan has privately negotiated $7.3 million of additional debt to equity inducement transactions in April 2008.  The amount outstanding on the 6% convertible notes, as of April 17, 2008, totals $69.1 million.

III

 McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Three Months Ended
	March 31,
	2008	2007
	(In Thousands)
Cash flow from operating activities:
Net income (loss)	$36,375	$(14,498)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
(Income) loss from discontinued operations	856	(2,331)
Depreciation, depletion and amortization	121,332	27,035
Exploration drilling and related expenditures	(735)	1,124
Compensation expense associated with stock-based awards	1,941	6,507
Amortization of deferred financing costs	1,256	604
Unrealized loss on oil and gas derivative contracts	41,591	-
Loss on induced conversion of convertible senior notes	699	-
Reclamation expenditures	(912)	(721)
Prepayment of reclamation expenditures by third-party owners	4,146	-
Increase in restricted cash	(3,783)	(6)
Other	(320)	(524)
(Increase) decrease in working capital:
Accounts receivable	(38,924)	(7,613)
Accounts payable and accrued liabilities	8,004	(8,810)
Prepaid expenses and inventories	2,204	10,140
Net cash provided by continuing operations	173,730	10,907
Net cash used in discontinued operations	(914)	(2,429)
Net cash provided by operating activities	172,816	8,478

Cash flow from investing activities:
Exploration, development and other capital expenditures	(51,379)	(38,379)
Acquisition of oil and gas properties	(3,500)	-
Increase in restricted investments	-	(54)
Net cash used in continuing operations	(54,879)	(38,433)
Net cash activity from discontinued operations	-	-
Net cash used in investing activities	(54,879)	(38,433)

Cash flow from financing activities:
Payments under senior secured revolving credit facility, net	(111,000)	(28,750)
Proceeds from senior secured term loan	-	100,000
Financing costs	-	(2,177)
Dividends paid on convertible preferred stock	(4,755)	(374)
Payments for induced conversion of convertible senior notes	(699)	-
Proceeds from exercise of stock options and other	66	1,109
Net cash (used in) provided by continuing operations	(116,388)	69,808
Net cash activity from discontinued operations	-	-
Net cash (used in) provided by financing activities	(116,388)	69,808
Net increase in cash and cash equivalents	1,549	39,853
Cash and cash equivalents at beginning of year	4,830	17,830
Cash and cash equivalents at end of period	$6,379	$57,683

IV